Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Committed $50 Million in Preferred Equity Financing to Synergy Offshore LLC in July

PHILADELPHIA, PA, September 3, 2013 — FS Energy and Power Fund (“FSEP”), a business development company focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, announced today that it committed $50 million toward a proprietary investment in Synergy Offshore LLC (“Synergy”) in July.

Synergy is a Houston-based oil and gas exploration and production company. Synergy’s management team, led by Duane King, has a successful track record as both engineers and operators. FSEP’s investment will provide Synergy with financing that may be used to acquire and develop various oil and gas fields in Montana and Wyoming and for other general company purposes. In connection with the terms negotiated for the investment, FSEP received upfront fees and other benefits.

“We are excited by the opportunity to partner with GSO / Blackstone and Synergy’s management team to develop proven oil and gas assets,” said Michael C. Forman, Chairman and Chief Executive Officer of FSEP. “As we continue to build FSEP’s investment portfolio, we are pleased with the growing number of proprietary originations in our pipeline, which we believe will allow us to structure investments with strong downside protections and the potential for equity upside.”

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $62.2 billion in assets under management as of June 30, 2013, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded business development company. The firm currently manages three funds with approximately $7.9 billion* in assets.

Forbes Magazine ranked Franklin Square 13th on its 2013 list of America’s Most Promising Companies. Franklin Square distributes its funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

* Assets under management as of June 30, 2013.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSEP.  Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission.  FSEP does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.